EXHIBIT 10.23
EXECUTION COPY
HAZTRAIN, INC.
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is made and entered into as of the 27th day of April, 2005, by and between Tim Czysz, having a principal residence address in the State of Maryland at 14707 Banks O’Dee Road, Newburg, MD 20664 (“Executive”) and HazTrain, Inc., a Maryland corporation (the “Company”).
RECITALS
A. The Company desires to employ Executive and Executive desires to be employed by the Company.
B. The parties wish to set forth the terms and conditions of Executive’s employment in a written employment agreement.
C. This Agreement supersedes that certain Amended and Restated Employment Agreement between the Company and the Executive dated December 18, 2003 (the “Former Agreement”).
NOW THEREFORE, in consideration for the mutual promises contained herein, the sufficiency of which the parties acknowledge with intent to be legally bound, it is agreed as follows:
1. TERM
The term of this Agreement and Executive’s employment hereunder shall commence on January 1, 2005 and continue until December 31, 2007 (“Initial Term”), and shall automatically renew for successive twelve (12)-month periods (“Additional Terms”), unless terminated earlier in accordance with Section 5 hereof. The Initial Term, together with any Additional Term(s), is referred to herein as the “Employment Period.” The provisions of Sections 6, 7, 8, 9 and 10 shall survive any termination of this Agreement. The Company and the Executive agree that the Former Agreement is terminated in its entirety as of December 31, 2004, that this Agreement replaces the Former Agreement in its entirety, and that the Executive has no further rights under the Former Agreement. January 1, 2005 is the deemed to be the “Effective Date” of this Agreement.
2. DUTIES
     (a) General Duties. Subject to the terms and conditions of this Agreement, Executive shall serve as the President of the Company. Executive shall report to the Chief Executive Officer of the GlobalSecure Holdings, Ltd., the Company’s parent entity (the “CEO”) who shall have the authority to direct, control and supervise the activities of Executive. Executive shall perform such services consistent with his position as may be assigned to him from time to time by the CEO.
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     (b) Specific Duties. Executive agrees to: (i) devote his entire professional time, attention, skill and energies to the business of the Company; (ii) faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to him; (iii) comply with all policies and procedures from time to time adopted by the Company; (iv) use his best efforts to promote the interest, reputation, business and welfare of the Company; and (v) follow all reasonable and lawful directions given to him by the Board of Directors of the Company.
     (c) Corporate Opportunities. Executive agrees that he will not take personal advantage of any business opportunities which arise during the Employment Period and which may be of benefit to the Company. Executive shall promptly report all material facts regarding such opportunities to the Board for its consideration.
3. REMUNERATION
     (a) Salary. For the services to be rendered by Executive under this Agreement, Executive shall be paid a base annual salary of $150,000 (the “Base Salary”). Base Salary payments shall be made on a semi-monthly basis (or in any other manner consistent with the Company’s payroll practices), subject to legally required deductions and withholdings. The Board may review and amend the Executive’s compensation from time to time. On the next full period payroll date after the date of this Agreement, the Company will pay to the Executive the difference, if any, between the amount of the Base Salary paid to the Executive under the Former Agreement from the Effective Date to the Date hereof and the amount of the Base Salary hereunder that would have been paid for that same period.
     (b) Expenses. Upon submission of appropriate documentation or receipts, Executive shall be entitled to reimbursement for any reasonable and necessary business expenses he incurs, in accordance with, and subject to, the Company’s policies and procedures regarding expense reimbursement.
     (c) Bonus. Executive will be eligible to receive an annual bonus of up to 50% of the Base Salary, the amount of which will be at the discretion of the Company’s Board of Directors (the “Board”). The discretionary bonus shall be based, among other things, upon Executive’s achievement of certain objectives and milestones to be determined by the CEO after consultation with the Executive within 30 days of the commencement of the Initial Term. Earned bonus for applicable years of the Employment Period shall be paid no later than the first calendar quarter following each fiscal year end for the applicable year or portion thereof.
     (d) Stock Options; Equity Confirmation. Executive may receive such awards of stock options or equity rights as may be granted by the Board of Directors from time to time. Executive agrees to return to the Company 300,000 shares of restricted stock of GlobalSecure Holdings, Ltd. (the “Shares”) granted to Executive under the Former Agreement and that such Shares are forfeited and deemed to be void and that Executive has no further right, title or interest in and to the Shares. The Company confirms the prior issuance of 200,000 shares of restricted common stock of GlobalSecure Holdings, Ltd. (the “Restricted Shares”) granted to the Executive under the Former Agreement subject to the
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terms and conditions thereof stated in Section 5.03(a) of the Former Agreement. The Executive agrees that, if requested by GlobalSecure Holdings, Ltd., he will execute and deliver to GlobalSecure Holdings, Ltd. a Restricted Stock Agreement with respect to the Restricted Shares in the form required by GlobalSecure Holdings, Ltd.
4. FRINGE BENEFITS
Executive shall be entitled to take four (4) weeks of paid personal time off (including vacation, personal time and sick days) during each calendar year of the Employment Period. Such paid personal time off may be accumulated and taken in a subsequent year only if permitted by the policies of the Company’s parent or as approved by the CEO. Executive will also be eligible to participate in the Company’s sponsored benefit plans (including medical, dental and other insurance), subject to applicable vesting periods and eligibility requirements. The Company will pay 100% of the cost of coverage under the Company’s health coverage plan for Executive’s entire family. Executive shall be entitled during the Employment Period to use of a motor vehicle, selected by Executive and approved by the Board of Directors, for his exclusive use. The Company shall pay the lease or finance costs of such vehicle up to $500.00 per month and shall also pay for all maintenance and insurance costs associated with such vehicle.
5. TERMINATION
     (a) Termination by the Company.
          (i) General. The Company may terminate Executive’s employment with the Company, with or without Cause (as defined by Section 5(a)(iii) below), at any time during the Employment Period by giving written notice to Executive. The termination shall become effective on the date specified in the notice. If the termination is without Cause, the termination date shall not be less than fourteen (14) days following the date of the notice of termination itself; provided, however, that the termination of Executive may become effective immediately upon the payment by the Company of any compensation payable to Executive for the fourteen-day period following the effective date of Executive’s termination.
          (ii) Payment Due on Termination by the Company. If Executive is terminated for Cause, the Company shall pay Executive the compensation and benefits accrued but unpaid as of the date of termination and, upon submission of approved expense reports, all properly incurred business expenses not yet reimbursed by the Company, but Executive shall not be entitled to additional compensation or benefits. If Executive is terminated without Cause, the Company shall pay him: (x) the compensation and benefits accrued but unpaid as of the date of termination; plus (y) an amount equal to six (6) months Base Salary as of the date of the termination plus COBRA continuation coverage costs for the 90 day period following the date of termination, less legally required withholdings and deductions, payable, at the Company’s election, in a lump sum within fifteen (15) business days after the date of termination or in installments for a 6 month period on the Company’s regular payroll schedule. The payment of the foregoing shall be contingent upon Executive’s execution and delivery of a general release of claims in favor of the Company and its affiliates, in a form acceptable to the Company. If the Company makes the Non-
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Competition Election pursuant to Section 6(e), the payment of the foregoing severance shall satisfy the Company’s obligation to make the Non-Competition Payment for the severance period.
          (iii) Cause Defined. For purposes of this Agreement, “Cause” shall mean that the Board has determined in its sole discretion that Executive has: (i) committed a material breach of any covenant or condition under this Agreement after notice of such and failed to cure the same within five (5) business days; (ii) engaged in any act constituting dishonesty, fraud, immoral or disreputable conduct which is harmful to the Company or its reputation; (iii) engaged in any conduct which constitutes a felony under applicable law; provided, that, in the event Executive is terminated hereunder but is not convicted of same, then the Company shall reinstate Executive, and pay Executive his Base Salary and benefits from the date of termination; (iv) engaged in any act of misconduct which is materially and demonstrably injurious to the Company; (v) refused to attempt in good faith to implement a clear and reasonable directive of the Board after notice of such and failure to cure the same within fifteen (15) business days; (vi) acted with negligence or incompetence in the performance of Executive’s duties; or (vii) breached any fiduciary duty owed to the Company.
     (b) Termination by Death or Disability of Executive. In the event of Executive’s death during the Employment Period, all obligations of the parties hereunder shall terminate immediately, and the Company shall pay Executive’s legal representatives the compensation and benefits accrued but unpaid as of the date of termination and, upon submission of approved expense reports, all properly incurred business expenses not yet reimbursed by the Company. Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s “Disability.” Upon any termination for Disability, the Company shall pay Executive the compensation and benefits accrued but unpaid as of the date of termination. Termination of Executive’s employment based on “Disability” shall mean termination because Executive is unable to perform the essential functions of his position due to a disability for a continuous period of ninety (90) days or for a total of one hundred twenty (120) days in any twelve-month period.
     (c) Termination by Executive.
          (i) General. Executive may terminate his employment with the Company, with or without Good Reason, at any time during the Employment Period by giving four (4) weeks written notice to the Company. Any such termination shall become effective on the date specified in such notice; provided, that, the termination of Executive’s employment may become effective immediately upon the payment by the Company of any Base Salary payable to Executive during the four (4) -week notice period, and such payment shall be offset against any payment due to Executive pursuant to Section 5(c)(ii) in the event of a termination for Good Reason.
          (ii) Payment Due on Termination by Executive. If Executive terminates this Agreement, the Company shall pay him the compensation and benefits accrued but unpaid as of the date of termination and, upon submission of approved expense reports, all
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properly incurred business expenses not yet reimbursed by the Company. In addition, if such termination is for Good Reason, the Company shall pay Executive an amount equal to six (6) months Base Salary as of the date of the termination plus COBRA continuation coverage costs for the 90 day period following the date of termination, less legally required withholdings and deductions, payable, at the Company’s election, in a lump sum within fifteen (15) business days after the date of termination or in installments for a 6 month period on the Company’s regular payroll schedule. The payment of the foregoing shall be contingent upon Executive’s execution and delivery of a general release of claims in favor of the Company and its affiliates, in a form acceptable to the Company. If the Company makes the Non-Competition Election pursuant to Section 6(e), the payment of the foregoing severance shall satisfy the Company’s obligation to make the Non-Competition Payment for the severance period.
          (iii) Good Reason Defined. For purposes of this Agreement, “Good Reason” shall mean: (A) except as otherwise agreed to by Executive, any reduction in Executive’s Base Salary; or (B) without Executive’s express written consent, a material reduction or material alteration in the nature or status of Executive’s duties or responsibilities such that he is no longer an executive officer of the Company with material responsibilities.
     (d) Offset Right upon Termination. Upon termination of Executive’s employment for any reason, the Company shall be entitled to deduct from any amounts payable to Executive any sums due to the Company from Executive, and Executive hereby consents to such deduction.
     (e) Return of Property. Promptly upon termination of Executive’s employment with the Company, Executive or his personal representative shall return to the Company (i) all Protected Information, (ii) all other records, documents, materials, data or property delivered to or compiled by Executive that pertain to the Company’s business, whether in electronic, paper or other form, and (iii) all keys, credit cards, vehicles and other property of the Company. Executive shall not retain, or cause to be retained, any copies of the foregoing. Executive agrees that all of the foregoing shall be and remain the property of the Company and be subject at all times to the Company’s discretion and control.
     (f) Notification to Future Employers. In the event Executive’s employment with the Company ceases, Executive hereby consents to the Company notifying his new employer or any entity to whom Executive provides services about his obligations under this Agreement.
6. RESTRICTIVE COVENANTS
     (a) Non-Competition. Executive covenants and agrees that, during the Employment Period and for the Non-Competition Term (as defined in Section 6(e)) thereafter (the “Restricted Period”), except if Executive is acting as an employee of the Company solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and employee policies, Executive shall not engage, directly, indirectly or in concert with any other person or entity, in any business that competes directly or indirectly with the business of the Company as of the date
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of such termination of employment. The geographic scope of the foregoing non-competition restriction shall be the United States and Canada (the “Territory”), including any competitive business outside of the Territory to the extent that such business performs or attempts to perform competitive activities within the Territory. Notwithstanding any other provision of this Agreement to the contrary, the restrictions set forth in this Section 6(a) shall terminate if the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason.
     (b) Non-Solicitation of Employees and Customers. Executive further covenants and agrees that, during the Restricted Period, he will not, directly or indirectly, (i) solicit, recruit, hire, engage or employ or identify or target for purposes of attempting to solicit, recruit, hire, engage or employ any individual who shall have been an employee of the Company at any time during the one (1)-year period prior to the date Executive’s employment with the Company ceases, whether for or on behalf of Executive or for any entity in which Executive shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative or otherwise, or (ii) solicit or induce or attempt to solicit or induce any customer, developer, client, member, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, developer, client, member, supplier, licensee, licensor, franchisee or other business relation and the Company (including, without limitation, making any negative statements or communications about the Company).
     (c) Reasonableness. Executive acknowledges that the restrictions contained in Section 6(a) and (b) are reasonable and permit Executive to continue his chosen career in the same geographic area without any interruption while protecting the Company’s legitimate business interests in its client, prospective client, and employee relationships. Executive agrees that the these limitations are reasonable given the highly competitive nature of the Company’s business and are required for the Company’s protection based upon numerous factors including the knowledge, Protected Information (as defined in Section 7 below) and relationships to which Executive will have access during his employment with the Company. Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during the Restricted Period would severely injure the Company and cause irreparable harm.
     (d) Investment Exception. Nothing in this Agreement shall be deemed to prohibit Executive from owning equity or debt investments in any corporation, partnership or other entity which is competitive with the Company, provided that such investments (i) are passive investments and constitute one percent (1%) or less of the outstanding equity securities of such an entity whose equity securities are traded on a national securities exchange or other public market, or (ii) are approved in advance by the Board.
     (e) Definitions:
          (i) “Non-Competition Term” means the following period of time after the termination of the Executive’s employment with the Company: (A) if the Executive
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terminates his employment without Good Reason, one (1) year after the Date of Termination; (B) if Executive’s employment is terminated by the Company for Cause, one (1) year after the Date of Termination; (C) if Executive terminates his employment for Good Reason and the Company makes the Non-Competition Election, one (1) year after the Date of Termination; (D) if the Company terminates Executive’s employment without Cause and the Company makes the Non-Competition Election, one (1) year after the Date of Termination; if the Executive, and (E) if Executive’s employment is terminated as a result of Disability, one (1) year after the Date of Termination.
          (ii) “Non-Competition Election” means a written election delivered by the Company to Executive not later than the later of (A) seven days after the Date of Termination or (B) seven days after the end of the Severance Period, pursuant to which the Company elects to make the Non-Competition Payment and therefore to have the provisions of Section 6(a) apply for the post-employment portion of the applicable Non-Competition Term.
          (iii) “Non-Competition Payment” means an amount equal to the then Base Salary, which shall be paid in equal installments at the same time Base Salary would have been payable had the Executive’s employment not been terminated.
          (iv) “Date of Termination” means the date that the Executive’s employment with the Company terminates.
7. TREATMENT OF INFORMATION
     (a) General. Executive acknowledges that, in and as a result of Executive’s employment by the Company, Executive shall or may be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as the Company’s trade secrets, systems, programs, procedures, manuals, confidential reports and communications, the agreements with or terms of any relationship or agreement with any distributor, customer or strategic partner, and lists and/or electronic mail addresses of customers and prospective customers. Executive further acknowledges that any information and materials received by the Company from third parties in confidence (or subject to nondisclosure or similar covenants) shall be deemed to be and shall be Protected Information within the meaning of this Section 7. Executive covenants and agrees that Executive shall not, except with the prior written consent of the Company, or except if Executive is acting as an employee of the Company solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and employee policies, at any time during or following the Employment Period, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Protected Information which has been obtained by or disclosed to Executive as a result of Executive’s employment with the Company, including any of the information referred to in Section 7(b). Disclosure of any such information of the Company shall not be prohibited if such disclosure is directly related to a valid and existing order of a court or other governmental body or agency within the United States; provided, however, that (i) Executive shall first have given prompt notice to the Company of any possible or prospective order (or proceeding pursuant to which any such order may result) and (ii) the
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Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure.
     (b) Definition of Protected Information. For purposes of this Agreement, the term “Protected Information” shall mean all of the information referred to in Section 7(a) hereof and all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectible by copyright) which Executive receives, receives access to, conceives or develops or has received, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with Executive’s employment with the Company or in the course of Executive’s employment with the Company or through the use of any of the Company’s facilities or resources:
          (i) application, operating system, data base, communication and other computer software, whether now or hereafter existing, developed for use on any operating system, all modifications, enhancements and versions and all options available with respect thereto, and all future products developed or derived therefrom;
          (ii) source and object codes, flowcharts, algorithms, coding sheets, routines, sub-routines, compilers, assemblers, design concepts and related documentation and manuals;
          (iii) production processes, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data and other materials or information relating to the Company’s business and activities and the manner in which the Company does business;
          (iv) discoveries, concepts and ideas including, without limitation, the nature and results of research and development activities, processes, formulas, inventions, computer-related equipment or technology, techniques, “know-how,” designs, drawings and specifications;
          (v) any other materials or information related to the business or activities of the Company which are not generally known to others engaged in similar businesses or activities; and
          (vi) all ideas which are derived from or relate to Executive’s access to or knowledge of any of the above enumerated materials and information.
Failure to mark any of the Protected Information as confidential, proprietary or Protected Information shall not affect its status as part of the Protected Information under the terms of this Agreement. For purposes of this Agreement, the term Protected Information shall not include information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which the Company is a party or a beneficiary or (iii) any duty owed to the Company by Executive or any third party; provided, however, that Executive hereby acknowledges and agrees that, except as otherwise provided in Section 7(a) hereof, if Executive shall seek to disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Protected Information, Executive shall bear
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the burden of proving that any such information shall have become publicly available without any such breach.
     (c) Burden of Proof. In any dispute between the Company and Executive regarding Protected Information, Executive shall bear the burden of proving that information is not Protected Information.
     (d) Additional Agreement. Executive shall simultaneously with the execution and delivery of this Agreement execute and deliver to the Company the Company’s standard form Employee Non-Disclosure and Proprietary Information Agreement, the terms of which shall be in addition to and not in any way be in derogation, limitation or restriction of the provisions of this Section 7.
8. DISCOVERIES AND WORKS
All discoveries and works made or conceived by the Executive during his employment by the Company, jointly or with others, that relate to the Company’s activities shall be owned by the Company. The term “discoveries and works” include, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings and work of authorship. The Executive shall: (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by the Company to evidence or better assure title to such discoveries and works in the Company; (b) assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all such discoveries and works; and (c) promptly execute, whether during the Employment Period or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect its title thereto. Executive shall simultaneously with the execution and delivery of this Agreement execute and deliver to the Company the Company’s standard form Employee Invention Agreement, the terms of which shall be in addition to and not in any way be in derogation, limitation or restriction of the provisions of this Section 7.
9. REMEDIES
Executive acknowledges and agrees that any breach of his obligations under Sections 6, 7 or 8 of this Agreement will cause the Company irreparable injury for which the Company has no adequate remedy at law. Accordingly, in the event Executive breaches or threatens to breach any of his obligations set forth in such sections, the Company shall have the right to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain him from violating those obligations or to compel him to perform those obligations, in addition to any other rights the Company may have against Executive. Executive agrees that the Company may obtain such injunctive or equitable relief without posting a bond. If the Company must enforce any of its rights in this Agreement and Executive is found liable in any such action, Executive shall reimburse the Company for all of its reasonable costs, expenses and attorneys’ fees in connection therewith.
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10. REPRESENTATIONS AND WARRANTIES OF EXECUTIVE
     (a) Authority to Enter into Agreement. Executive hereby represents and warrants that he has full right and authority to enter into this Agreement and to perform his obligations hereunder.
     (b) No Breach of Contract. Executive represents and warrants that the execution and delivery of this Agreement by Executive and the performance of Executive’s obligations hereunder will not conflict with or breach any agreement, order or decree to which Executive is a party or by which Executive is bound.
     (c) No Conflict of Interest. Executive warrants that he is not, to the best of his knowledge and belief, involved in any situation that might create, or appear to create, a conflict of interest with his loyalty to or duties for the Company.
     (d) No Third Party Materials or Documents. Executive further warrants that he has not brought and will not bring to the Company or use in the performance of his responsibilities at the Company any materials or documents of a third party, including without limitation a former employer, that are not generally available to the public.
     (e) Other Obligations. Executive also understands that, as part of his employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has to third parties, including without limitation former employers, and Executive agrees to honor all such obligations during the Employment Period. Executive warrants that he is subject to no employment agreement or restrictive covenant preventing full performance of his duties under this Agreement. Executive has disclosed to the Company any prior confidentiality, non-competition or assignment of invention agreements that he has entered into with previous employers or others, which by their terms impose obligations on Executive as of the date hereof.
     (f) Indemnification for Breach. In addition to other remedies that the Company might have for breach of this Agreement, Executive agrees to indemnify and hold the Company harmless from any breach of the representations and warranties set forth in this Section 10.
11. MISCELLANEOUS
     (a) Notices. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed sufficient if delivered personally, mailed by certified or registered mail, return receipt requested, or sent via facsimile or electronic mail if receipt is acknowledged. Notice shall be deemed to have been given when personally delivered, two (2) business days after having been mailed by certified or registered mail, return receipt requested, or one (1) business day after acknowledgment of receipt of notice via facsimile or electronic mail transmission, as follows:
If to the Company:
HazTrain, Inc.
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c/o Global Secure Corp.
2600 Virginia Avenue, N.W.
Suite 600
Washington, D.C. 20037
Attention: General Counsel
Facsimile: (202) 333-0082
e-mail: egaller@globalsecurecorp.com
If to Executive:
Facsimile:
e-mail:
or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.
     (b) Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not constitute a waiver of any subsequent breach.
     (c) Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
     (d) Governing Law. This Agreement shall be governed by the laws of the State of Maryland, without regard to its conflict of laws provisions. Executive hereby irrevocably consents to, and waives any objection to the exercise of, personal jurisdiction by the state and federal courts located in the State of Maryland with respect to any action or proceeding arising out of this Agreement.
     (e) Assignment. This Agreement is not assignable by either party without the written consent of the other; provided, however, that the provisions of this Agreement shall be assignable to and shall inure to the benefit of and be binding upon any successor of the Company, whether by merger, consolidation, or transfer of all or substantially all of its assets or otherwise.
     (f) Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     (g) Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original agreement, but both of which shall constitute only one agreement.
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     (h) Complete Agreement; Amendment. This Agreement supersedes any and all prior discussions and understandings, whether written or oral, and represents the complete agreement between the parties. In the event of a conflict or inconsistency between the terms of this Agreement and the Company’s policies regarding employees, the terms of this Agreement shall supersede the conflicting or inconsistent Company policies; otherwise Executive’s employment shall be subject to the policies of the Company as revised form time to time. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement shall affect the right of any party to enforce any other provision or to exercise any right or remedy in the event of any other default. This Agreement may not be amended, modified or supplemented except by a written document signed by both parties.
     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

HazTrain, Inc.

By:	/s/ Eric S. Galler

Name:	Eric S. Galler

Title:	Secretary

Executive

By:	/s/ Tim Czysz

Name:	Tim Czysz
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